Exhibit 99.1

FOR IMMEDIATE RELEASE

SFX ADDS TWO MAJOR MIDWEST FESTIVALS WITH AGREEMENT TO ACQUIRE REACT PRESENTS

Dominant force in Midwest, React Presents promotes 200 events, including Spring Awakening and Summer Set Music festivals

NEW YORK — (February 24, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE), the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals, announced today that it has entered into an agreement to purchase React Presents, one of the leading producers and promoters of festivals and events in the Midwest.

Founded in 2008 by Lucas King and Jeff Callahan, React Presents is a full-service concert and festival promotion company based in Chicago, known for its two major festivals — Spring Awakening Music Festival in Chicago and Summer Set Music & Camping Festival, held in Northern Wisconsin.  Overall in 2013, the company promoted nearly 200 events in Illinois, Wisconsin and Michigan which were attended by more than 375,000 fans.

“React Presents enhances the nationwide network of promoters for SFX and brings two new and highly successful festivals into our U.S. repertoire, which already includes TomorrowWorld, Mysteryland, Sensation, Electric Zoo, Disco Donnie Presents and Life in Color, and is further bolstered by a newly formed marketing and content partnership with Clear Channel Media and Entertainment,” said Robert FX Sillerman, Chairman and CEO of SFX Entertainment.  “React Presents is a dominant player in the Midwest, so it was strategically important for us to join forces.  React’s ability to put together and promote so many quality productions that excite so many fans will greatly add to our success and growth.”

“After years of being Independent Festival / Concert Promoters in the Midwest, we are very exited to join the SFX family.  We feel this strategic partnership with SFX Entertainment and its team of like-minded pioneers will make for a massive global company,” said Jeff Callahan, co-founder of React Presents.

Spring Awakening Music Festival is Chicago’s first all-dance music festival, held at Soldier Field.  It was initially a two-day event in 2012 and expanded to a three-day festival in 2013, where it was attended by nearly 78,000 fans.  This year’s three-day event is scheduled for June 13-15.

Summer Set Music & Camping Festival is a three-day music and camping festival in Northern Wisconsin along the Apple River.  It was started in 2012 and was attended by more than 33,000 fans in 2013.  The festival is scheduled for August 15-17 this year.

Pursuant to terms of the agreement SFX will also acquire Clubtix, an online ticket sale forum for consumers, and West Loop Management, a venue management company also based in Chicago. The closing is expected to occur in March 2014, subject to satisfaction of customary closing conditions.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community.  SFX was borne out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday and Ruhr-in-Love.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Media Contact

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

Investor Relations Contacts

Richard Rosenstein

Chief Financial Officer
646 561 6400

Joseph Jaffoni

JCIR
212 835 8500
sfxe@jcir.com